Exhibit 2.1

LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST
 PURCHASE AGREEMENT

This LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is entered into and effective as of this 22nd day of November 2017 (the "Effective Date") by and among Pazoo, Inc., a corporation organized and existing under the laws of the State of Nevada, and having its principal place of business at 34 DeForest Avenue, Unit 9, East Hanover, New Jersey 07936 ("Seller"), MA & Associates, LLC, a limited liability company organized and existing under the laws of the State of Nevada, and having its principal place of business at 2009 Western Avenue, Las Vegas, Nevada 89102 (the "Company"), and MA Analytics, LLC, a limited liability company organized and existing under the laws of the State of Nevada, and having an address at c/o Sarna Enterprises, 15 Engle Street, Suite 100, Englewood, New Jersey  07631 ("Buyer").

W I T N E S S E T H:

WHEREAS, Seller, a fully reporting company under Section 12(g) of the Securities Exchange Act of 1934 whose common stock trades on the Over the Counter Bulletin Board (Symbol PZOO), owns 100% of the limited liability company membership interests of the Company;

WHEREAS, Buyer wishes to buy from Seller, and Seller wishes to sell to Buyer, on the terms and for the consideration hereinafter provided, seventy percent (70%) of the limited liability company membership interests of the Company; and

WHEREAS, Seller and the Company further wish to grant to Buyer an option to purchase an additional ten percent (10%) of the limited liability company membership interests of the Company (which, if such option is exercised, would result in Buyer owning an aggregate of eighty percent (80%) of the limited liability company membership interests of the Company), on the terms and for the consideration hereinafter provided;

NOW, THEREFORE, in consideration of the promises and the respective agreements hereinafter set forth, Seller, Buyer and the Company hereby agree as follows:

1.           PURCHASE OF THE MEMBERSHIP INTERST OF THE COMPANY.

1.1        Sale of Membership Interest.  Upon the terms and subject to the provisions of this Agreement, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer at the Closing provided for in Article 2, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights or other interests, restrictions or equities whatsoever, seventy percent (70%) of the limited liability company membership interests (the "Purchased Interest") of the Company.

1.2        Consideration for Sale and Transfer of the Purchased Interest.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of Seller herein contained, and in full consideration of such sale, conveyance, transfer, assignment and delivery of the Purchased Interest to Buyer, Buyer agrees to deliver to Seller as and for full and final consideration for the Purchased Interest:  One Million Five Hundred Twenty-Three Thousand Seven Hundred Sixty-Seven and no/100 United States Dollars ($1,523,767.00) in the following manner: (i) Four Hundred Ninety-Two Thousand Two Hundred Twenty-Seven and 30/100 United States Dollars ($492,227.30), in the installments set forth on Schedule 1.2-A attached hereto the "Cash Portion"); and (ii) One Million Thirty-One Thousand Five Hundred Thirty-Nine and 70/100 United States Dollars ($1,031,539.70), in the form of retirement of $1,031,539.70 in outstanding obligations under loans extended by Mark Sarna and/or the Sarna Family L.P. to Seller as designated by Buyer in Buyer's sole and absolute discretion, including applicable interest, default interest, late charges, and other obligations accrued in respect thereof, with the obligations so retired to be selected by Buyer from among the Sarna Loans (as hereinafter defined) set forth on Schedule 1.2-B attached hereto (the "Debt Retirement Portion") (the purchase price for the Purchased Interest, consisting of the Cash Portion and the Debt Retirement Portion, is hereinafter referred to as the "Purchase Price").  Seller acknowledges that portions of the Cash Portion of the Purchase Price have been previously paid by Buyer as set forth on Schedule 1.2-A hereto.  Seller acknowledges, agrees and covenants that Seller shall promptly, but in no event later than five (5) business days following the Closing Date, provide to Buyer an updated version of Schedule 1.2-B hereto, reflecting all of the loans made by Mark Sarna and/or his affiliated investors and/or associates to Seller (the "Sarna Loans"), together with updated interest rates, accrued interest, default interest, late charges, other charges accrued in respect thereof, face value plus accrued interest, default interest, late charges and other charges accrued in respect thereof, and other appropriate updates; Thereafter, Buyer shall designate, in Buyer's sole and absolute discretion, such obligations under the Sarna Loans, and/or such respective portion(s) thereof, in an aggregate amount of $1,031,539.70, as shall be used to satisfy the Debt Retirement Portion of the Purchase Price, and Buyer shall be entitled to make such corrections, adjustments and/or supplements (including, without limitation, to make any correction, supply any omission or supplement, and/or make any change that is necessary or desirable to cure any ambiguity or error) in respect of the matters set forth on Schedule 1.2-B hereto, and such corrected, adjusted and/or supplemented Schedule 1.2-B, as approved by Buyer, shall be affixed hereto to replace any prior version of such Schedule 1.2-B.  For the avoidance of doubt, all of the Sarna Loans and the obligations thereunder as set forth on Schedule 1.2-B, which are not designated by Buyer as constituting the Debt Retirement Portion of the Purchase Price, shall remain outstanding and in full force and effect in accordance with the terms thereof.

2.           THE CLOSING AND DELIVERY OF PURCHASE PRICE.

2.1         Closing.  The closing ("Closing") with respect to the acquisition of the Purchased Interest under this Agreement shall take place concurrently with the execution and delivery of this Agreement on the Effective Date.  The time and date of the Closing is hereinafter called the "Closing Date."

2.2         Payment of the Purchase Price.  Buyer shall deliver the Cash Portion of the Purchase Price in such installments, and in such time and manner, as set forth in Schedule 1.2-A hereto (the "Purchase Price Payment Schedule").  Seller and the Company acknowledge receipt by the Company of Two Hundred Forty-Two Thousand Two Hundred Twenty-Seven and 30/100 United States Dollars ($242,227.30) previously advanced by Buyer on account of this Agreement as described on Schedules 1.2-A and agree such sum shall be credited as against the Purchase Price.

2.3         Transfer of Purchased Interest.  At the Closing, effective as of the Effective Date, Seller hereby transfers to Buyer the Purchased Interest, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights, restrictions or any other interests or imperfections of title whatsoever.  Seller agrees to cause to be executed, completed and delivered all required documents, and cause to be taken all further actions, to effectuate the intent of this Agreement, including, but not limited to, any documents required to be filed with any state or city regulatory body, and all other actions required to be taken on behalf of Seller and/or the Company, to evidence the transfer of the Membership Interest and procure all regulatory consents and approvals required in connection therewith, and covenants to obtain all such regulatory consents and approvals as promptly as practicable following the Closing.  In addition, each of Seller and the Company agrees and covenants that it shall promptly assist and take such other actions on behalf of Buyer (in each case, as reasonably requested by Buyer) in connection with preparing, filing, communicating with regulatory authorities, and any and all other matters pertinent to advancing the approval process (including, without limitation, applications, notices, filings and other documents) associated with obtaining all requisite state and city regulatory approvals/consents for Buyer. Seller acknowledges that the Purchased Interest is unique and not otherwise available, and agrees that, in addition to any other available remedies, Buyer may seek any equitable remedies to enforce performance by Seller and the Company hereunder, including, without limitation, action for specific performance.

2.4         Certificates of Good Standing.  At the Closing, Seller and the Company shall deliver Certificates of Good Standing from the State of Nevada.

3.           REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY.

Seller hereby represents, warrants and agrees, as of the Closing Date, as follows:

3.1         Organization and Qualification of Seller and the Company.  Each of Seller and the Company is duly organized, validly existing and in good standing under the laws of Nevada.  Each of Seller and the Company has all requisite corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner and in the places where such properties are owned or leased or such business is now conducted or proposed to be conducted by it.  The Company is duly registered and qualified to transact business in each jurisdiction where the conduct of its business, or the ownership of its assets, makes such qualification required or necessary.

As set forth in Section 2.4 above, Seller and the Company shall deliver at Closing Certificates of Good Standing for each of Seller and the Company.  The minute books of the Company are current and contain correct and complete copies of the Company's Articles of Organization and Operating Agreement including all amendments thereto and restatements thereof, transfer ledgers reflecting the ownership interests of the Company, and of all minutes of meetings, resolutions and other actions and proceedings of its members and managers and any committees thereof, duly signed by the Secretary or an Assistant Secretary (the "Company Organizational Documents").

3.2         Authority of Company and Seller.  This Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer pursuant to or in contemplation of this Agreement constitute the valid and binding obligations of Seller and the Company and are enforceable against Seller and the Company in accordance with their respective terms.  The execution, delivery and performance of this Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer have been duly authorized by all necessary action of each of Seller and the Company, and are within each of Seller's and the Company's corporate or limited liability company powers, as applicable.  There no further action, approval or authorization required to be obtained which has not been so obtained from Company's members, managers or otherwise, or Seller's shareholders, board of directors or otherwise, in connection with the authorization, execution, delivery or performance by Company and Seller of this Agreement and the other agreements and documents contemplated hereby.  Without limiting the generality of the immediately preceding sentence, the authorization, execution, delivery and performance by Company and Seller of this agreement and the other agreements and documents contemplated hereby does not require any authorization or approval from Seller's stockholders.

The execution, delivery and performance of any such agreement, document or instrument by Seller and/or the Company and the execution, delivery and performance of this Agreement or any other agreement, document or instrument by Seller and/or the Company, does not, and will not, with the passage of time or the giving of notice or both, or otherwise:

(i) result in a breach of or constitute a default or result in any right of termination or other effect adverse to the Company under any indenture or loan or credit agreement of any of the Company, or any other agreement, lease or instrument to which the Company is a party or by which the property of the Company is bound or affected;

(ii) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance or claim of any nature whatsoever on the Purchased Interest or any property or assets now owned, leased or used by the Company;

(iii) result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination, award, now in effect having applicability to Seller or the Purchased Interest;

(iv) violate any provisions of the Articles of Association, Operating Agreement or other document of the Company, or

(v) except as set forth on Schedule 3.2, require any approval, consent or waiver of, or filing with, any natural person, entity, authority or body, whether private or governmental.

3.3         Subsidiaries and Investments.  Except as specifically disclosed on the Schedule of Subsidiaries and Investments attached hereto as Schedule 3.3, the Company has no subsidiaries and does not own any securities of or other interests or interests in, any firm, corporation, partnership, joint venture, trust, association, estate, joint stock company, organization, enterprise or entity.  The Company does not have any contracts, agreements, obligations, or commitments to make any payments, or confer any benefits on any other person or entity, except as set forth on Schedule 3.11.

3.4         Valid Title to Purchased Interest.  Seller is the sole record and beneficial owner of 100% of the membership interests of the Company.  Seller owns, and at the Closing Seller will deliver to Buyer, good, valid and marketable title to the Purchased Interest, free and clear of any claims, liens, pledges, charges, encumbrances, mortgages, security, interests, options, preemptive or other rights, restrictions on transfer or other interest or equities or any other imperfections of title whatsoever.  Seller represents and warrants that it has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby; and that the execution and delivery of this Agreement by it and the consummation and performance of the transactions contemplated hereby by it are and will be the legal, valid and binding obligation of Seller, enforceable against it in accordance with their terms.  The Purchased Interest (which constitutes 70% of the membership interests of the Company), together with the membership interests of the Company being retained by Seller (which constitute 30% of the membership interests of the Company, one-third (1/3) of which are subject to the option in favor of Buyer pursuant to Section 10.3), constitute all of the outstanding equity interests of the Company, all of which were issued in compliance with all applicable laws, the governing documents of the Company, and all contracts, arrangements or commitments to which the Company is a party.  There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Purchased Interest), or any other interest, in the Company.  There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the membership interests of the Company.

3.5         [Intentionally Omitted.]

3.6         Assets.

(a)         Physical Assets, Cash, Equipment.  All assets of the Company included in Company's Balance Sheet (as hereinafter defined), which consist of those assets described in Schedule 3.6(a), are in the possession of the Company as of the Closing Date, and the Company has good, valid and marketable title in all of such assets.  The Company's assets are in good condition, free from defect, and are in a good state of condition and operation, without the need for maintenance or repair, and are sufficient for the Company's business as currently conducted and proposed to be conducted.

(b)         Liens. Except as listed on Schedule 3.6(b) hereto, Company has good, valid and marketable title to all its assets (including, without limiting the generality of the foregoing, those reflected in the Balance Sheet (as hereinafter defined), free and clear of all claims, liens, pledges, charges, mortgages, security interests, encumbrances, equities or other imperfections of title of any nature whatsoever, except for liens for current taxes and assessments not yet due and payable.

(c)         Real Estate.  Except as set forth in Schedule 3.6(c), the Company is not liable for any of the obligations, including, but not limited to, rent, common area expenses, expenses or fees arising from any lease other than for the office space located at 2009 Western Avenue, Las Vegas, Nevada  89102.

3.7         Conduct of the Business.  The Company is not a party to, or subject to or bound by nor are any of its assets subject to or bound by any agreement, arrangement or commitment, oral or written, or any judgment, law, rule, regulation, order, writ, injunction or decree of any court or governmental or administrative body which prohibits or adversely affects or upon the consummation of the transactions contemplated hereby would prohibit or adversely affect: (i) the use of any or all of the assets and property of Company; or (ii) the conduct of its business and operations, in each case, in all respects in the same manner as such business has been conducted by it and as proposed to be conducted by it.  Except as disclosed on the Schedule of Consents, Permits, Authorizations and Licenses attached hereto as Schedule 3.7(a), neither Seller nor the Company is required by any person or governmental authority to obtain any consents, authorizations, licenses, permits, orders, certificates, registrations, qualifications or security clearances for the conduct of Company's business (including qualifications to transact business as a foreign corporation in various states); and, except as set forth on Schedule 3.7(a), the Company has obtained all such consents, authorizations, licenses, permits, orders, certificates, registrations, qualifications and security clearances; the same are valid and subsisting; and, except as set forth on Schedule 3.7(a), the consummation of this Agreement will not invalidate the same. The business and operations of the Company have been and are being conducted in compliance with all applicable laws, statutes, ordinances, orders, rules and regulations (collectively, "Laws") of any federal, state or local governmental authority (including, without limitation, state and local Laws relating to marijuana and/or cannabis testing and testing facilities or otherwise relating to marijuana and/or cannabis as imposed by state or local authorities; all federal Laws other than federal Laws governing marijuana/cannabis (provided that the Company's activities have been and are being conducted in compliance will all applicable federal marijuana/cannabis Laws assuming the continued applicability of the Limited Enforcement Policy described in footnote 1)1; and all other federal, state and local Laws, including without limitation those relating to fair labor practices and standards, equal employment practices and occupational safety and health and federal procurement).  The Company has not failed in any way to comply with any law, order or regulation, in any way applicable to or affecting the Company's business of any governmental commission, board or agency or instrumentality, domestic or foreign, having jurisdiction over the Company or its operations, including, without limitation, laws, orders and regulations thereof relating to zoning, building codes, antitrust, occupational safety and health, consumer product safety, product liability, hiring, wages, employee benefit plans and programs, collective bargaining and the payment of withholding and Social Security taxes, and the Company has not received any actual written or oral notices or other communication from any such agency with respect to an alleged, actual or potential violation and/or failure of Company to comply with any of the foregoing, nor are there any facts or circumstances that could lead to any such violation or failure.

1 Current federal laws prohibit the use of cannabis for any reason, medical or non-medical, and potential federal enforcement of the Controlled Substances Act is a threat to the marijuana industry as a whole.  Fortunately, however, the U.S. Department of Justice (USDOJ) thus far has taken the position that it will enforce the Controlled Substances Act only to prevent sales to minors, sales by criminal enterprises or gangs, interstate commercial trade of medical marijuana, and medical marijuana as a pretext for trafficking other controlled substances.  The USDOJ has specifically declared that it will leave all other enforcement to the States to enforce as they see fit and in compliance with their own State laws.  There is no guaranty that this policy of limited enforcement (the "Limited Enforcement Policy") by the USDOJ will continue in the future.

3.8         Financial Statements and Undisclosed Liabilities.

(a)         Seller has delivered to Buyer its financial statements of the Company for the periods ended December 31, 2016, March 31, 2017 and June 30, 2017 (all of which financial statements are collectively referred to as "Current Financial Statements," with the balance sheet as of June 30, 2017 being referred to as the "Balance Sheet").  The Current Financial Statements and similar financial statements for periods subsequent to those covered by the Current Financial Statements are hereinafter referred to as "Financial Statements."

(b)         All of the Financial Statements:  (i) are true and correct in all material respects and present fairly the financial position of Seller and the Company as of the dates thereof and the results of operations and changes in financial position for the respective periods covered by such statements, (ii) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with Seller's and the Company's past practices; and (iii) are based upon and accurately reflect Seller's and the Company's books and records and financial journals, ledgers and other records.

(c)         The Company does not have any indebtedness, liability, claim or obligation of any nature, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise of any kind or nature whatsoever, except as shown dollar for dollar on the Balance Sheet.  There is no existing condition, situation or set of circumstances which will result in any such liabilities.

(d)         All financial estimates, projections and other financial data supplied by Seller to Buyer constitute good faith, reasonable estimates and projections and are based on good faith, reasonable assumptions.

3.9         Taxes. Any amounts stated as provisions for taxes on the Balance Sheet are sufficient for the payment of all federal, state, local and foreign taxes, assessments and other governmental charges or levies, and all employment and payroll‑related taxes, including any penalties and interest (collectively referred to in this Agreement as "taxes") thereon, whether or not based upon or measured by, in whole or in part, net income, and whether or not disputed, of the Company accrued for or applicable to all periods ended on or prior to the date of the Balance Sheet. There are no federal or state tax liens assessed as against the Company or any of its properties or other assets.

3.10       Patents, Trade Names, Trademarks and Copyrights.

Except as set forth on Schedule 3.10, the Company has no patents, patent applications, trade names, registered or common law trademarks, trademark applications and copyrights owned by or licensed to it.

3.11       List of Contracts.  Except as set forth on Schedule 3.11, the Company is not a party to, nor is any of its properties or assets subject to or otherwise bound by, any:

(a)         Contract with any present or former partner, director, officer or employee, agent or consultant;

(b)         Collective bargaining agreement (or any side agreement, local understanding or settlement agreement relating to any such collective bargaining agreement) or any agreement or contract with any labor union or other employees' association;

(c)         Lease or similar agreements regarding any real property, or personal property, involving annualized payments or potential payments by or to the Company are nothing now or in the future.

(d)         Any contract for the future purchase of commodities, materials, inventory, ingredients, supplies, products, merchandise, services or equipment;

(e)         Bonus, pension, profit‑sharing, retirement or any hospitalization, or insurance or similar plan or practice, formal or informal, in effect with respect to employees of the Company or any other person or entity;

(f)          Franchise, dealer, distribution, sales or agency contract or commitment;

(g)         Any other outstanding contract of sale, or any distribution agreement, representative or sales agency agreement, creating any obligation of Company to sell or distribute products;

(h)         Guarantees or indemnities, direct or indirect, current or contingent, of the obligations of customers of the Company or any other person or entity;

(i)          Contracts with suppliers, vendors, distributors, clients, customers or others for the future performance of services or provision of goods by or for Company;

(j)          Insurance policy;

(k)         Advertising contract or commitment;

(l)          Bank account, lock box or similar depository arrangements;

(m)        Any license or franchise agreement (as licensor/franchisor or licensee/franchisee);

(n)         Any real estate mortgage, loan or credit agreement with any lender, any indenture, pledge, conditional sale or title retention agreement, equipment obligation or lease, or lease purchase agreement;

(o)         Any agreement restricting the freedom of the Company or of its employees, to compete in any line of business, in any geographic area or with any person or entity;

(p)         Any other contract, arrangement or commitment to which the Company is a party or otherwise affecting the Company;

(q)         Any contract of the Company to which the United States government or any agency thereof is a party.

All the contracts and commitments listed in said Schedule 3.11 are valid and binding obligations of the Company and of the other parties thereto in accordance with their respective terms and conditions except as set forth on Schedule 3.11.

There has been no breach or default of any provisions of any such contract, commitment, lease or other agreement by the Company, and nothing has occurred which, with lapse of time or the giving of notice or both, would constitute a breach or default by the Company, or to the best knowledge the Company, by any other party thereto with respect to any such contract or commitment or which would cause acceleration of any obligation of any party thereto or the creation of any lien, encumbrance, security interest in or upon the Purchased Interest, or the assets of Company.  Buyer has been furnished with true and complete copies of all scheduled contracts and commitments.

3.12       Litigation. There is no action, suit, proceeding or investigation pending against the Company or related to the Company's business or any of its assets, and there is no threatened action, suit, proceeding or investigation against the Company or related to the Company's business or any of its assets, nor has Seller received any written or oral actual notice of (nor is Seller aware of any facts or circumstances that could lead to or support) any such action, suit, proceeding or investigation.  No judgment, order, writ, injunction or decree or award has been issued by or requested of any court or governmental agency which might result in an adverse change in the business, property or assets, or in the condition, financial or otherwise, of Company or which might adversely affect the transactions contemplated by this Agreement. The Company has never been subject to any bankruptcy or other insolvency proceedings.

3.13       Absence of Changes. Since the Financial Statements, the Company has conducted its business solely in the course of ordinary business, has incurred no obligations, and there has been no material adverse effect, nor has there been any event(s) or circumstance(s) that could lead to a material adverse effect.

3.14       Insurance.  The Schedule of Insurance attached hereto as Schedule 3.14 contains a correct and complete list of all policies (including binders of insurance and including policies that have expired in the last 12 months) held by or on behalf of the Company or relating to its business or any of its assets (specifying the insurer, the amount of coverage, type of insurance, risks insured, any pending claims thereunder and claims history in the last 12 months).  Such policies are valid and enforceable in accordance with their respective terms and are in effect and duly in force as of the date hereof.  Except as set forth in Schedule 3.14, there is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required thereby.  There are no claims that are not accrued on the Balance Sheet, and there are no unusual provisions for retroactive or retrospective premium adjustments or cancellation or non‑renewal.  No notice of cancellation or non‑renewal with respect to, or disallowance of any claim under, any policy has been received by the Company. No policy of the Company has been cancelled by the issuer within the last six (6) years.  Except, as set forth in reasonable detail on any Schedule hereto, there is no state of facts and no event has occurred which reasonably might form the basis of any claim against or relating to the Company or its business or operations or any of its assets which are covered by any of such policies, or which might materially increase the premiums (other than normal ordinary-course increases and additions to assets covered) payable under any such policy.  Schedule 3.14 also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the Company or its business.

3.15     Insider Indebtedness. There is no indebtedness owed to Company by, or by the Company to, any affiliate, member, shareholder, officer, director, employee, agent or other related party, nor are there any guarantees, liens, security interests, commitments, or letters of credit in respect of any such indebtedness.

3.16       Employee Benefit Plans.  Schedule 3.16 sets forth a complete and accurate description of all employee contracts, employee benefit plans and all collective bargaining agreements relating to employee benefits with respect to which the Company has or may incur any future or contingent obligations, including, without limitation, all plans, agreements, arrangements, or policies relating to deferred compensation, incentive compensation, holiday, vacation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements, health benefits, insurance benefits and all other employee benefit or fringe benefits, including any employee welfare benefit plans and employee pension benefit plans within the meaning of Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively referred to as the "Plans").  The only employment agreements maintained by the Company are those set forth in Schedule 3.16.  All other employees of the Company are employees at will.  Schedule 3.16 sets forth a complete list of all employees of the Company, together with their base salary or hourly rate, and a description and quantification of all other compensation, benefits and other compensatory arrangements with respect to each such employee.

3.17       Governmental and Other Approvals.  As set forth in Schedule 3.7(a), the Company has all consents, licenses, permits, registrations, approvals and certificates required under applicable law or regulation, federal, state and local, necessary for the operation of the Company's business as presently conducted and as presently contemplated and/or proposed to be conducted.  The Company and its operations have at all times conformed and presently conform to all laws, ordinances, requirements, regulations or orders, including, without limitation, those related to cannabis testing and cannabis testing businesses, as well as those relating to fair labor practices and standards, equal employment practices, or occupational safety and health applicable to the conduct of the Company's business and the ownership and management of any of its property.

3.18       Certificate of Formation.  The Articles of Organization of the Company and all amendments thereto have been validly adopted by all of the Members of the Company (it being understood that immediately prior to the consummation of this Agreement, Pazoo is the sole Member of the Company) and the Articles of Organization, as amended if at all, is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms.

3.19       Operating Agreement.  The Company's Fourth Amended and Restated Operating Agreement, which remains in effect until the consummation of this Agreement, was validly adopted, and the such prior operating agreement is (until the Closing Date) in full force and effect and legal, valid, binding and enforceable in accordance with its terms.  The Amended and Restated Operating Agreement (as hereinafter defined) has been validly adopted, and effective upon Closing, the Amended and Restated Operating Agreement will be in full force and effect and legal, valid, binding and enforceable in accordance with its terms.

3.20       Financial Advisor.  Neither Seller nor the Company has dealt with any financial advisor, broker or finder in connection with the transactions contemplated herein, and Seller agrees to indemnify and hold Buyer and the Company harmless in connection with any claims for commissions or other compensation made by any financial advisor, broker or finder claiming to have been employed by or on behalf of Seller or the Company in connection with the transactions contemplated herein.

3.21       Labor Relations.  Except as set forth in Schedule 3.21, (a) the Company is in compliance in all respects with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending or, to the best knowledge of the Company, threatened; (c) there are no proceedings pending or, to the best knowledge of the Company, threatened before the National Labor Relations Board with respect to the Company; (d) there are no discrimination charges (relating to sex, age, race, national origin, handicap or veteran status) pending or, to the best knowledge of the Company, threatened, before any federal or state agency or authority; (e) there is no labor strike or similar material dispute pending or, to the best knowledge of the Company, threatened against or involving the Company; (f) there is no pending representation question involving an attempt to organize a bargaining unit including any employees of the Company and no labor grievance has been filed within the past six (6) years with the Company; and (g) there is no arbitration proceeding under any collective bargaining agreement pending or, to the best knowledge of the Company, threatened; nor, to the best knowledge of the Company, are there any facts or circumstances that could lead to or support any such claim referred to in the foregoing clauses (b) through (g).

3.22       Disclosure.  No representation or warranty by Seller in this Agreement and no statement contained elsewhere in this Agreement or in any Schedule, Exhibit, Certificate or other document furnished or to be furnished by Seller or the Company to Buyer pursuant hereto or in connection with the transactions contemplated under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.  There is no fact, which materially and adversely affects, or could reasonably be expected to materially and adversely affect in the future, the condition of the Company which has not been set forth herein.  With respect to all representations and warranties herein which are made "to the best knowledge of the Company," the Company and Seller shall be deemed to have knowledge of any matter or fact (a) if the Company has actual knowledge of such matter or fact, (b) if the Company has information from which a person of reasonable intelligence would infer that the matter or fact in question exists, (c) if the Company, or any reasonable person, should have or could have with reasonable diligence or after due inquiry, ascertained such matter or fact in the performance of any duty he may have as an officer, director or employee of the Company, or (d) if any of the Company's officers or directors has actual personal knowledge of such matter or fact.

4.           REPRESENTATIONS AND WARRANTIES BY BUYER.

Buyer hereby represents and warrants, as of the Closing Date, as follows:

4.1         Organization and Qualification of Buyer.  Buyer is duly organized, validly existing and in good standing under the laws of the state of Nevada.  Buyer has full corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner and in the places where such properties are owned and leased or such business is now conducted by it.

4.2         Authority of Buyer.  This Agreement and each of the agreements and other documents and instruments delivered or to be delivered by Buyer pursuant to or in contemplation of this Agreement constitute, or will constitute when so delivered, the valid and binding obligation of Buyer and shall be enforceable against Buyer in accordance with their respective terms.  The execution, delivery and performance of this Agreement and each such agreement, document and instrument has been duly authorized by all necessary corporate action of Buyer and is within Buyer's corporate powers.  The execution, delivery and performance of any such agreement, document or instrument by Buyer and the execution, delivery and performance of this Agreement or any other agreement, document or instrument by Buyer does not and will not with the passage of time or the giving of notice or both:

(i)          result in a breach of or constitute a default under any indenture or loan or credit agreement or under any agreement of Buyer, or any other material agreement, lease or instrument to which Buyer is a party or by which the property of Buyer is bound or affected;

(ii)         result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination, award, indenture, material agreement, lease or instrument now in effect having applicability to Buyer;

(iii)        violate any provisions of the Articles of Organization or Operating Agreement of Buyer; or

(iv)        except as set forth in Schedule 3.2 require any approval, consent or waiver of, or filing with, any entity, private or governmental, which has not been obtained.

4.3         Financial Advisors.  Buyer has not dealt with any financial advisor, broker or finder in connection with the transactions contemplated herein, and agrees to indemnify and hold Seller and the Company harmless in connection with any claims for commissions or other compensation made by any financial advisor, broker or finder claiming to have been employed by or on behalf of the Company in connection with the transactions contemplated herein.

5.           POST-CLOSING OPERATIONS OF THE COMPANY.

Each of Seller and the Company covenants and agrees that following the Closing the Company shall operate in accordance with (and each of Buyer and Seller agree that following the Closing their respective Membership Interests in the Company shall be governed by) the Fifth Amended and Restated Operating Agreement of the Company, substantially in the form annexed as Exhibit A hereto (the "Amended and Restated Operating Agreement"), which is being executed and delivered by Buyer, Seller and the Company concurrently with this Agreement and effective as of the Closing.  Each of Seller and the Company represents and warrants that the terms and conditions of this Agreement, and the terms and conditions of the Amended and Restated Operating Agreement, and the authorization, execution, delivery, effectiveness and performance of each of the foregoing, are not in contravention of the Articles of Organization, any prior operating agreement of the Company, or any other contract, agreement, arrangement or commitment of the Company.  To the extent there is any conflict between the terms set forth in the Amended and Restated Operating Agreement and the Articles of Organization or any other governance document of the Company, the Company agrees (and each of Buyer and Seller agree) to amend such Articles of Organization and/or other governance document to conform with the Amended and Restated Operating Agreement.

6.           CERTAIN COVENANTS OF THE COMPANY, SELLER AND BUYER.

6.1         Regulatory Filings.  Each of the parties hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency; provided, for the avoidance of doubt, Seller acknowledges and agrees that it is responsible for obtaining the consents and approvals referred to in Section 2.3 as promptly as practicable following the Closing.

6.2         Covenant Regarding Bankruptcy.  Unless required to fulfill its fiduciary obligations to its shareholders (subject to any fiduciary obligations owed to its creditors), Seller shall not declare bankruptcy or seek any comparable state or other proceeding.  In the event that an involuntary bankruptcy or other such petition is filed against Seller, Seller will, to the extent its financial resources permit, use its best efforts to oppose any such filing.

7.           CLOSING DELIVERIES OF SELLER AND THE COMPANY TO BUYER.

7.1         Certificates.  The Company shall have delivered, or cause to be delivered, to Buyer (i) certificates as to the legal existence and good standing of the Company and (ii) a copy of its Articles of Organization, as amended, issued and certified by the Secretary of State of Nevada and/or such other appropriate official thereof.  Seller shall have delivered, or cause to be delivered, to Buyer a certificate as to the legal existence and good standing of Seller, issued and certified by the Secretary of State of Nevada and/or such other appropriate official thereof.

7.2         Corporate Action. Seller and the Company shall deliver to Buyer resolutions of the Board of Directors of Seller and resolutions of the Managers and Members of the Company authorizing (i) the execution, delivery and performance by Seller and the Company of this Agreement and any other agreements or instruments contemplated hereby to which Seller or the Company is a party and (ii) the consummation of the transactions and performance of their other obligations contemplated hereby and thereby, duly adopted by the Board of Directors of Seller and the Managers and Members of the Company, and certified by the Secretary or Assistant Secretary of each of Seller and the Company.

7.3         Transfer of Purchased Interest.  Certificate(s) of membership interest, as applicable, and a membership interest power, duly endorsed by Seller, with respect to the transfer of the Purchased Interest from Seller to Buyer.

7.4         Amended and Restated Operating Agreement.  A copy of the Amended and Restated Operating Agreement, duly executed by the Company and by Seller.

7.5         Consents and Regulatory Filings.  Copies of all documents required to be filed with any state or city regulatory body, and all other actions required to be taken, to evidence the transfer of the Purchased Interest and procure all regulatory consents and approvals required in connection therewith, with such documents suitable for filing upon the Closing.  For the avoidance of doubt, Seller acknowledges, agrees and covenants that Seller is responsible for obtaining such consents and approvals as promptly as practicable following the Closing.  In addition, each of Seller and the Company agrees and covenants that it shall promptly assist and take such other actions on behalf of Buyer (in each case, as reasonably requested by Buyer) in connection with preparing, filing, communicating with regulatory authorities, and any and all other matters pertinent to advancing the approval process (including, without limitation, applications, notices, filings and other documents) associated with obtaining all requisite state and city regulatory approvals/consents for Buyer.

8.           CLOSING AND OTHER DELIVERIES OF BUYER TO SELLER.

8.1         Certificate.  Buyer shall have delivered, or cause to be delivered, to Seller a certificate as to the legal existence and good standing of Buyer issued and certified by the Secretary of State of Nevada.

8.2         Amended and Restated Operating Agreement.  A copy of the Amended and Restated Operating Agreement, duly executed by Buyer.

8.3         Consents and Regulatory Filings.  As requested by Seller, signatures from and other information from Buyer with respect to such regulatory filings referred to in Sections 2.3 and 7.5.

9.           [INTENTIONALLY OMITTED.]

10.         RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING; ADDITIONAL AGREEMENTS OF THE PARTIES.

10.1       Survival of Representations and Warranties.  All representations, warranties, covenants and obligations herein or in any Exhibit, Schedule, certificate or financial statement delivered by either party to the other party incident to the transactions contemplated hereby shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement, any investigation at any time made by any party hereto, and the issuance, sale and purchase of the Purchased Interest and payment therefore until three (3) years after the Closing Date (the "Cut‑Off Date"); provided, however, that (a) the representations and warranties of Seller and the Company contained in Sections 3.1, 3.2, 3.3, and 3.4 shall survive indefinitely after the Closing Date, (b) the representations and warranties of the Seller and the Company contained in Section 3.9 shall survive until the expiration of the applicable statutes of limitation as the same may be extended by the Company or Buyer, and (c) the covenants and obligations of the parties contained herein shall be enforceable indefinitely after the Cut‑Off Date subject to any limitations set forth in the express terms of any such covenant or obligation. No claim of misrepresentation or breach of any representation, warranty, covenant or obligation may be made by any party hereunder unless notice of such claim is given to the party claimed against on or before the Cut‑Off Date, or such later survival date as is prescribed for such representation, warranty or covenant in the proviso of the immediately preceding sentence.

10.2       Further Assurances.  From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of such other instruments of conveyance and transfer and take such other action or arrange for such other actions as may reasonably be requested to more effectively complete any of the transactions provided for in this Agreement or any document contemplated hereby.

10.3       Option to Purchase Further Membership Interest.  At any time and from time to time after the Closing, but in no event more than eighteen (18) months following the Closing, Buyer shall have the option (the "Option"), exercisable in Buyer's sole discretion, to acquire up to an additional 10% of the outstanding Membership Interests in the Company (the "Option Interest").  The Option may be exercised, in Buyer's sole and absolute discretion, either:  (x) by purchasing from Seller such portion of Seller's membership interests in the Company equal to the Option Interest, or (y) as permitted pursuant to Section 8.02 of the Amended and Restated Operating Agreement, by purchasing from the Company such amount of original-issuance membership interests in the Company equal to the Option Interest (and in the case of an exercise of the Option pursuant to this clause (y), the Company covenants and agrees that it shall cancel such portion of Seller's membership interests in the Company equal to the Option Interest).  The purchase price for the Option Interest shall be calculated based on a ten percent (10%) premium over the total valuation of $2,176,810 (that is $2,394,491) for the entire Company; provided, however, that in the event the laboratory is not Open on or before the Lab Opening Deadline as specified in Section 10.4, then, in connection with any subsequent exercise of the Option, the purchase price for the Option Interest shall be calculated based on a four percent (4%) premium over the total valuation of $2,176,810 (that is $2,263,882.40) for the entire Company.  The purchase price payable upon exercise of the Option shall consist of, at Buyer's option, such combination of (i) cash and/or (ii) retirement of such portion(s) of default interest, interest, other accrued fees and charges and/or principal amount, in respect of such promissory note(s) comprising the then-outstanding Sarna Loans, in each case as specified by Buyer in Buyer's sole and absolute discretion.  The Option Interest purchased in connection with any exercise of the Option granted pursuant to this Section 10.3 shall be issued to Buyer and/or Buyer's designees, as specified by Buyer.  In addition, the Option granted pursuant to this Section 10.3 shall be freely assignable and transferable by Buyer.

10.4       Lab Opening.  Seller covenants that it shall Open (as hereinafter defined) the laboratory on or before February 15, 2018 (the "Lab Opening Deadline").  Seller acknowledges and agrees that time is of the essence with respect to its obligation to Open the laboratory by the Lab Opening Deadline, and that in the event of any failure by Seller to Open the laboratory by the Lab Opening Deadline, Seller shall be deemed to be in material breach of its obligations, and in default under, this Agreement.  For the purposes of this Section 10.4, "Open" shall be defined as fully operational and generating revenue and testing the full panoply of standard cannabis testing, including, without limitation, testing for extract, flower, and potency in compliance with all state and city requirements.  Without Buyer granting any forbearance, or Buyer otherwise waiving any of its rights or remedies, Seller acknowledges and agrees that in the event of failure to Open the lab by the Lab Opening Deadline, Buyer and its affiliates have the right (and intend) to exercise their rights and remedies under the Sarna Loans, declare Seller in default and foreclose on Seller's remaining membership interests in the Company in partial satisfaction of the debt owed to the lenders under the Sarna Loans, pursuant to the Membership Interest Pledge Agreement dated as of August 18, 2017, between Seller and Mark Sarna (as agent for the lenders).  For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall operate as a forbearance, waiver of rights or remedies or other modification to the Sarna Loans.

10.5       Covenant Regarding Use of Cash Portion of Purchase Price; No Debt or Other Liabilities Owed By Company to Seller.

(a)         Seller agrees and covenants that the entire Cash Portion of the Purchase Price (and each and every installment thereof) shall be contributed and paid over to the Company, and shall be utilized solely and exclusively for the respective Company uses and purposes as described and specified on Schedule 1.2-A (and, for the avoidance of doubt, under no circumstances shall any of the Cash Portion of the Purchase Price be utilized for Seller expenses).

(b)         Seller (i) represents and warrants to the Company and to Buyer that the Company is not obligated to Seller for any obligation, fee, charge, expense, reimbursement, debt or any other liability whatsoever (including, without limitation, any obligations for loans or otherwise in connection with borrowed money); (ii) covenants that at no time in the future shall Company be or become obligated, or otherwise incur, any such liabilities to Seller; and (iii) irrevocably releases and discharges the Company from any such liabilities to Seller.

10.6       Release of the Company as Obligor.  From and after the date hereof, with the sole exception of such obligations set forth on Schedule 1.2-B under the caption "Promissory Notes," the Company shall no longer be an obligor or borrower (and shall no longer be deemed an obligor or borrower) or otherwise be obligated to repay any indebtedness or other amounts due and owing, in respect of the Sarna Loans set forth on Schedule 1.2-B hereof (as said Schedule same may be corrected, adjusted or supplemented pursuant to Section 1.2 hereof).  Seller and the other co-obligors under the Sarna Loans (the "Co-Obligors") waive and release the Company from all obligations under such Sarna Loans, and additionally waive and release any claims of contribution that they may have against the Company.  The Co-Obligors acknowledge and agree that the consummation of the transactions contemplated by this Agreement constitute full and fair consideration for the release of the Company from the Sarna Loans and for the release of the Company from any contribution claims by the Co-Obligors, as all of the Co-Obligors are receiving a substantial benefit from the transactions contemplated by this Agreement.

11.         INDEMNIFICATION.

11.1       Indemnification by Seller.  Seller hereby agrees to defend, indemnify and hold Buyer, the Company and their respective officers, directors, managers, shareholders, members, employees, agents, attorneys, affiliates and representatives, harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees) which may be sustained or suffered by Buyer and/or the Company arising out of, based upon, or by reason of (i) a breach of any representation or warranty, (ii) a failure to perform any agreement or covenant made by Seller or the Company in this Agreement or in any exhibit, schedule, certificate or financial statement delivered by Seller or the Company hereunder, or in any other agreement, instrument or other document contemplated hereby (including, without limitation, the Amended and Restated Operating Agreement), (iii) any debts, obligations, losses, breaches, violations of law (subject to the disclosure and acknowledgement set forth in footnote 1 above), charges, expenses or other liabilities whatsoever, of any kind or description, relating to the Company, its business or operations or the Purchased Interest, insofar as they arise out of or relate to the period prior to the Closing Date, and whether the foregoing arise, accrue or become known before or after the Closing Date; (iv) arising out of or related to any fraud or intentional misrepresentation (including, without limitation, in connection with any financial estimates, projections or forecasts); or (v) any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by the matters in the foregoing clauses (i), (ii), (iii) and (iv).

11.2       Indemnification by Buyer.  Buyer hereby agrees to defend, indemnify and hold Seller and its respective employees, agents, attorneys, and representatives, harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees) which may be sustained or suffered by Seller arising out of, based upon, or by reason of a breach of any representation or warranty, or a failure to perform any agreement or covenant, made by Buyer in this Agreement or in any exhibit, schedule or certificate delivered  by Buyer hereunder, or arising out of, based upon, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representations, warranties or covenants; provided, however, that (a) no indemnification shall be payable with respect to any claim for breach of any representation, warranty or covenant asserted by any Party after the Cut‑Off Date or such later survival date as is prescribed for such representation, warranty or covenant in the proviso of the first sentence of Section 10.1 hereof and (b) in connection with any indemnification obligations of Buyer in respect of claims by Seller pursuant to this Section 11.2, Seller's sole recourse against Buyer in respect of any such claim(s) shall be limited to seeking from Buyer, at Buyer's option, such combination of (i) return by Buyer of such portion of the Purchased Interest and/or (ii) retirement of such portion(s) of default interest, interest, other accrued fees and charges and/or principal amount, in respect of such portion(s) of the then-outstanding Sarna Loans, in each case as specified by Buyer in Buyer's sole and absolute discretion, having a value equal to the asserted and finally resolved (that is, acknowledged and agreed by Buyer, or determined by final, non-appealable order of a court of competent jurisdiction) indemnification claim.  Buyer shall have no obligation to satisfy in cash, or otherwise suffer or incur any cash outlays, in connection with any indemnification obligations of Buyer pursuant to this Section 11.2.

11.3       Notice; Defense of Claims.  Each party to this Agreement shall give prompt written notice to the other party or parties to this Agreement under each claim for indemnification hereunder specifying the amount and nature of the claim, and of any matter which is likely to give rise to an indemnification claim.  Each party to this Agreement has the right to participate at its own expense in the defense of any such matter or its settlement, or the indemnified party may direct the indemnifying party to take over the defense of such matter so long as such defense is expeditious.  Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claims from the indemnifying party so long as such failure to so notify does not materially adversely affect the indemnifying party's ability to defend such claim against a third party.  No indemnifying party, in the defense of any claim or litigation shall, except with the consent of an indemnified party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement by which such indemnified party is to be bound and which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

12.         NON‑DISCLOSURE COVENANTS.

12.1       Disclosure of Information.  It is understood that the business of Company is of a confidential nature.  Prior to the date hereof the Company may have revealed and on or after the date hereof the Company may reveal to Buyer confidential information concerning Company or any of Company's affiliates or subsidiaries which, if known to competitors thereof, would damage Company or its said affiliates or subsidiaries.  Each of Buyer and Seller agrees that it will never divulge or appropriate to its own use, or to the use of any third party, any secret or confidential information or knowledge obtained by it concerning Company or its subsidiaries or affiliates, including, but not limited to, information pertaining to methods, processes, designs, equipment, catalogs, customer lists and operating procedures.  The restrictions contained in this paragraph against disclosing or using confidential information shall not apply to information which is in the public domain other than by reason of the discloser's or user's breach of this Agreement.

12.2       Disclosure of Transaction.  Neither party shall disclose the contents of this Agreement nor the terms of the sale contemplated hereunder without the prior written consent of the other party, none of the parties hereto shall issue any press release or make any other public statement relating to or connected with, or arising out of, this Agreement or the matters contained herein, without obtaining the prior approval of the other parties to the contents and the manner of presentation and publication thereof.

13.         MISCELLANEOUS.

13.1       Taxes.  Any taxes in the nature of sales or transfer tax, payable on the sale or transfer of all or any portion of the Purchased Interest or the consummation of any other transaction contemplated hereby shall be paid 50% by Buyer and 50% by Seller.

13.2       Assignability.  Neither this Agreement nor any rights or obligations hereunder, are assignable by Seller or the Company.  The rights of Buyer under this Agreement are assignable in part or wholly to any person or entity controlled by, controlling or under common control with Buyer and any assignee of Buyer shall succeed to and be possessed of the rights of Buyer hereunder to the extent of the assignment made; provided, however, that and such assignment by Buyer shall not relieve Buyer of its obligations hereunder.  In addition, after the Closing, Buyer may assign all of its rights and/or obligations under this Agreement; provided, however, that any such assignment by Buyer shall not relieve Buyer of its obligations hereunder.

13.3       Publicity. None of the parties hereto shall issue any press release or make any other public statement relating to or connected with, or arising out of, this Agreement or the matters contained herein, without obtaining the prior approval of the other parties to the contents and the manner of presentation and publication thereof; provided, however, that the parties shall issue a mutually agreed joint press release or statement after the close.

13.4       Section Headings.  The Section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect provisions thereof. All Exhibits and/or Schedules hereto shall be deemed to be a part hereof.

13.5       Waiver.  Neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy or preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

13.6       Expenses.  Except as otherwise provided herein, each of Seller, Buyer and the Company shall pay its own fees and expenses (including, without limitation, the fees and expenses of its respective accountants and legal counsel) incurred in connection with the transactions contemplated by this Agreement; provided, however, that Seller agrees that Seller shall be responsible for, and Seller shall pay (or, if permitted by Buyer in Buyer's sole and absolute discretion, execute a promissory note in favor of Buyer) promptly upon request by Buyer, any and all fees and expenses incurred by Buyer and its affiliates in connection with the transactions contemplated by this Agreement and the Amended and Restated Operating Agreement and/or Buyer's involvement in the Company (including, without limitation, the fees and expenses of Buyer's accountants and legal counsel, travel expenses and Buyer's other fees and expenses, as well as expenses incurred in connection with the Sarna Loans and the documentation thereof).  For avoidance of doubt, the obligations set forth in the foregoing proviso to this Section 13.6 shall survive the Closing.

13.7       Notices.  Any notices required or permitted to be given hereunder shall be given in writing and delivered in person or sent certified mail, postage prepaid, return receipt requested, to the respective parties at their addresses set forth at the beginning of this Agreement or at such other addresses as may hereinafter be designated by such party in writing to other parties.

13.8       Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of State of Nevada, without regard to conflict of law principles thereof that would result in the application of the laws of another jurisdiction to the interpretation of this Agreement.

13.9       Jurisdiction; Venue.  Each of the parties hereto irrevocably submits to the co-exclusive jurisdiction of the federal and state courts located in the State of New Jersey for the purpose of any suit, action, proceeding, or judgment relating to or arising out of this Agreement.  Service of process in connection with any such suit, action, or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action, or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

13.10     Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the transaction contemplated herein and shall not be modified or amended except by an instrument in writing signed by the parties hereto.

13.11     Validity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all other respects as if such invalid and unenforceable provisions were omitted.

13.12     Counterparts.  This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.  This Agreement may be executed by facsimile, pdf. or electronic transmission of signatures, which shall be binding on the party delivering such signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Membership Interest Purchase Agreement as of the date first above written.

SELLER:

PAZOO, INC.

By:
Name: Steve Basloe
Title: President

COMPANY:

MA & ASSOCIATES, LLC

By:
Name: Ben Hoehn
Title: Vice President

BUYER:

MA ANALYTICS, LLC

By:
Name: Mark Sarna
Title: Manager

ACKNOWLEDGED AND AGREED SOLELY
WITH RESPECT TO SECTION 10.6 AND ARTICLE 13 HEREOF:

HARRIS LEE HOLDINGS, LLC

By:__________________________________
      Name:
      Title:

CK DISTRIBUTION LLC

By:____________________________________
      Name:
      Title: